February 3, 1996


Mr. Robert A. Brooks
646 Edgewater Road
Wichita, KS  67230

Dear Bob:

     This letter agreement sets forth the intent of Sterling House Corporation ("Sterling") whereby, subject to the terms and conditions herein, Sterling grants to Robert A. Brooks ("Brooks") the option to develop as a franchisee up to three (3) independent and assisted living facilities (collectively, the "Facilities") utilizing the trade and service marks and the proprietary operating system of Sterling (collectively, the "System"). The right to use the System at each of the Facilities shall be expressly set forth in a franchise agreement which must be executed between Brooks and Sterling at the time when the proposed location of same has been approved.

     The option granted herein to develop the Facilities shall be exercisable by Brooks for a limited period of time commencing on the date of this letter agreement. The Facilities subject to this option agreement shall be located within the city of Colorado Springs, Colorado. In order for the development option for the city of Colorado Springs, Colorado to thereafter remain in effect, Brooks must have commenced development of the first of the Facilities by February 29, 1996, the second must have
commenced development by September 1, 1996   and the third by
September 1, 1997. The term "commenced development" shall be defined as being when Brooks has executed the then current version of Sterling's standard franchise agreement, which may be amended from time to time by Sterling House from current agreement only with respect to changing legal requirements, or with respect to competition radiuses in varying markets, (including the payment of any initial franchise fee) for each respective Facility and actual physical construction has occurred on the site.

Bob Brooks
February 3, 1996
Page 2

     Sterling House further agrees to amend section 12 of the franchise document to provide that in the event the Company disapproves of any reasonably qualified purchaser of the franchised location from franchisee, that Sterling House will purchase the propertie(s) under equal terms and conditions as had been accepted by franchisee.

     Exercise of the option to develop the Facilities granted herein is conditioned at the time of exercise upon (i) Brooks and any franchisee in which he has any beneficial interest then being in good standing at the time of such exercise under all franchise or similar license or development agreements currently in effect between Brooks (such franchisee) and Sterling; and (ii) there then being no breach by Brooks of any provision of this letter agreement.

     Sterling further agrees to amend the franchise document to delete any provisions relating to the requirement of Brooks' passive investors to execute or be bound by the non-competition requirements set forth therein. Brooks agrees not to divulge any confidential information of Sterling to such passive investors.

     Brooks agrees that during the period of time that Brooks is himself a franchisee or has any interest in whether as an owner, investor, partner, lender, director, officer, manager, employee, consultant, representative, or agent of, any company that is a developer or franchisee of Sterling House assisted living residences, and for two years after such termination neither Brooks nor his spouse nor any unemancipated child of Brooks shall directly or indirectly enter into the employ, or work in concert with or serve as a consultant for any person, partnership, corporation, association, organization or other entity engaged in the operation of any facility providing assisted living services for the elderly anywhere within 25 miles of a Sterling Residence then in operation, under construction or under lease or purchase commitment. In addition to the aforesaid geographical restriction, Brooks shall not disclose any confidential information of Sterling including but not limited to operating procedures and architectural plans of Sterling.

     It is understood that this letter agreement shall be binding

Bob Brooks
February 3, 1996
Page 3

upon the heirs, personal representatives, successors and assigns of the parties hereto as the case may be.

     The parties hereto acknowledge and agree this letter agreement constitutes the entire agreement of the parties with respect to development by Brooks of Sterling franchised assisted living facilities in the state of Colorado and supersedes all prior understandings or agreements, whether written or oral concerning the same.

     If the above terms are acceptable to you, please sign and date one (1) of the two (2) originals of this letter agreement and immediately return it to Sterling.


         Sincerely,


         /s/ Timothy J. Buchanan


        Timothy J. Buchanan

        Chairman of the Board and

        Chief Executive Officer

        Sterling House Corporation



AGREED AND ACCEPTED:

/s/ Robert A. Brooks
Robert A. Brooks

February 3, 1996
Date